Exhibit 99.1

FENNEC PHARMACEUTICALS RECEIVES BREAKTHROUGH THERAPY DESIGNATION BY FDA FOR PEDMARK™

Research Triangle Park, NC, March 27, 2018 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC; TSX: FRX), a specialty pharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has granted PEDMARK™ (a unique formulation of sodium thiosulfate) Breakthrough Therapy designation for prevention of cisplatin-related ototoxicity in pediatric patients with standard risk hepatoblastoma (SR-HB).

"The decision by the FDA to grant PEDMARK the first Breakthrough Therapy designation for the prevention of cisplatin ototoxicity reflects a recognition of the promising efficacy and safety data generated from SIOPEL 6 and COG ACCL0431 studies. We believe the recent receipt of Fast Track designation, and today, Breakthrough Therapy designation highlights the current lack of safe and effective treatments and overwhelming need to address this serious condition," said Rosty Raykov, President and Chief Executive Officer of Fennec. "This designation is another significant milestone for the advancement of PEDMARKTM, as we work closely with the Agency to expedite the NDA filing.”

According to FDA, Breakthrough Therapy designation is given when preliminary clinical evidence has been provided to show that a treatment effect may represent substantial improvement over available therapies for the treatment of a serious condition. The designation includes all of the Fast Track program features, as well as more intensive FDA guidance on an efficient drug development program. Additional information is available under the FDA guidance for Industry Expedited Programs for Serious Conditions - Drugs and Biologics:

https://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guidances/UCM358301.pdf

About PEDMARK™ (Sodium Thiosulfate (STS))

Cisplatin and other platinum compounds are essential chemotherapeutic components for many pediatric malignancies.  Unfortunately, platinum-based therapies cause ototoxicity in many patients, and are particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe there is estimated that over 10,000 children may receive platinum based chemotherapy.  The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

STS has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies are completed. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals, Inc., is a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced ototoxicity in pediatric patients. STS has received Orphan Drug Designation in the US in this setting. For more information, please visit www.fennecpharma.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144